Exhibit 23.6

Consent of Independent Accountants

The Board of Directors

Apple REIT Six, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Six, Inc.:

(1)	the use of our report dated April 16, 2005 with respect to the balance sheet of Village Hotel, LLLP as of December 31, 2004, and the related statements of operations, changes in partners’ deficit and cash flows for the year then ended

(2)	the use of our report dated August 18, 2005 with respect to the balance sheet of the Pittsburgh Residence Inn as of December 31, 2004 and the related statements of operations and changes in owner’s deficit and cash flows for the year then ended

(3)	the use of our report dated September 16, 2005 with respect to the balance sheet of Turf Saratoga, LLC as of December 31, 2004 and the related statements of operations and members’ capital and cash flows for the year then ended

(4)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Richmond, Virginia

December 14, 2005